COMERICA
Technology & Life Sciences Division

Art Taylor
Chief Financial Officer
Evolve Software, Inc.
1400 65th Street, Suite 100
Emeryville, CA 94608

September 23, 2002

CONFIDENTIAL

Dear Art:

Comerica Bank - California is pleased to provide this commitment letter to Evolve Software, Inc., to make available the following credit facility.  This commitment supersedes any previous communications with or correspondence from the Bank and is subject to execution of a definitive written agreement and documentation for the transaction described in this letter.  The terms of the financing are as follows:

BORROWER:	Evolve Software, Inc. (the "Borrower")

LENDER:	Comerica Bank - California (the "Bank")

FACILITY:	A) $2,320,901.59 Standby Letter of Credit
B ) $1,980,326.62 Term Loan

TERMS:

A)  The Standby Letter of Credit and Security Agreement dated as of November 23, 1999 (as amended from time to time , the "SBLC").  The SBLC has annual renewal dates of March 1 and is scheduled to expire on July 20, 2007.  The Standby Letter of Credit will remain fully cash secured via a Certificate of Deposit held at the Bank.

B) $198,032.66 principal plus accrued interest payments per month.

MATURITY:	A) March 31, 2003 with annual renewals
B) July 31, 2003

INTEREST RATE:

A)  1.00%  per  annum  at the prorated SBLC amount. The Bank will refund to the Borrower SBLC fees collected in excess of 1.00% at the prorated SBLC amount for the period between March 1, 2002 and March 1, 2003.

B) Bank's Prime Rate + 1.00% per annum (floating).

COLLATERAL:

Blanket  Security  interest  on  all  assets of the Borrower perfected by an UCC-1 filing with the Bank in first position including a specific filing on Intellectual Property.  Certificates of Deposit #939750000009510 held at Bank cash securing the Standby Letter of Credit.  Previously leased equipment excluded.  All facilities to be cross-collateralized and cross-defaulted.

COMERICA
Technology & Life Sciences Division

1) Minimum Bank Liquidity Ratio[1] of 2.00:1.00.

2) On a quarterly basis, Revenue greater than:

$4,500,000 for quarter ending 9/30/02
$5,000,000 for quarter ending 12/31/02
$6,000,000 for quarter ending 3/31/03
$7,000,000 for quarter ending 6/30/03 and thereafter

[1]   Bank  Liquidity  Ratio  is defined as  unrestricted cash held  at  Bank  and/or  Comerica  Securities, divided by all non-cash secured Bank exposure, however unrestricted cash at Bank  not  be  less  than  $2,000,000.

OTHER CONVENANTS:

1) Borrower shall notify Bank in writing of any legal action commenced against it that may result in damages over $100,000.  Borrower shall provide Bank with such notice immediately upon Borrower's receipt of notice of such legal action.

2) Without Bank's prior approval not being reasonably withheld, Borrower shall not:
a.

Enter into any acquisitions, except for non-cash transactions not resulting in change in control and the Borrower is the surviving entity.  Borrower may enter into any merger as long as (i) Borrower is the surviving entity, (ii) and event of default does not exist before or after giving effect to such transaction.

b.	Enter into a major debt agreements except for:
i.	Debt existing at the closing of this loan.
ii.	Debt secured by a specific lien for the purchase of equipment not to exceed $100,000.
iii.	Subordinated Debt, provided that reasonably appropriate Subordination Agreements and Inter-Creditor Agreements must be executed.
iv.	Debt to trade creditors incurred in the ordinary course of business.
c.	Hypothecate existing assets.
d.	Make distributions or dividends to shareholders.

3) Borrower shall provide Bank proof of insurance on all tangible corporate assets and a Lender's Loss Payable Clause with Bank as loss payee.

4) Borrower shall reimburse all reasonable out-of-pocket expenses, including loan documentation, due diligence, negotiation, and closing expenses, whether or not the transaction is closed by the Bank.

REPORTING	1) Monthly internally prepared financial statements with the Bank's Compliance Certificate within 30 days of month end.
REQUIREMENTS:	2) Annual 10K and compliance certificate within 95 days of the fiscal year end.
3) Budgets, sales projections, operating plan or other financial exhibits which Bank may reasonably request.

CONDITIONS OF CLOSING:	The following shall be satisfied by Borrower prior to closing and shall be conditions precedent to Bank's obligation to fund the loan:

COMERICA
Technology & Life Sciences Division

1)	Borrower shall execute and deliver to Bank any and all Documents required by Bank within 90 days of the Credit Approval.

2)

No material adverse change in Borrower's business or financial condition.  No material impairment of the prospect of repayment of any portion of the Obligations to Bank or a material impairment of the value or priority of the security interest in the Collateral which is being pledged to the Bank.

MISCELLANEOUS:	All reasonable fees, including all legal fees and out-of-pocket expenses incurred by Bank shall be reimbursed by the Borrower, whether or not the transaction closes.

EXPIRATION:	Unless Borrower accepts this commitment letter on or before September 26, 2002, this commitment letter will expire and be of no further effect.

This letter is provided solely for your information and is delivered to you with the understanding that neither it, nor its substance, shall be disclosed nor relied upon by any third person, except those who are in confidential relationship to you, or where the same is required by law.

If the terms set forth above are acceptable to you, please so indicate by signing and returning the original of this letter to Bank by September 26, 2002.  Upon return of this letter, the Bank will prepare drafts of definitive loan documents for your review.

It is intended that all legal rights and obligations of the Bank and Borrower would be set forth in signed definitive loan documents acceptable to Bank and its counsel, which will contain covenants in addition to the ones contained above.

On behalf of the Bank, we are delighted to make this credit facility available to Evolve Software, Inc., and look forward to a continued long and mutually rewarding relationship.  Please don't hesitate to call if you have any questions, I can be reached at (415) 705-5814.

Sincerely,

/s/ Philip Koblis
Philip Koblis
Assistant Vice President
Technology & Life Sciences Division
Accepted and Agreed to:

EVOLVE SOFTWARE, INC.

By: /s/ Arthur T. Taylor

Title: Arthur T. Taylor, VP & CFO

Date: 9/23/02